Exhibit I

          Advisory

IPSCO INC. TO WEBCAST SECOND QUARTER RESULTS

[Lisle, Illinois] [June 28, 2005] – IPSCO Inc. (NYSE/TSX:IPS) invites you to listen to the live webcast of its 2005 second quarter conference call at 10:00 AM EDT on Wednesday July 27, 2005. During the call, IPSCO President and CEO, David Sutherland and Senior Vice President and Chief Financial Officer, Vicki Avril will discuss IPSCO Inc.'s quarterly results.

Persons wishing to listen to the webcast may access it through the Company’s website at www.ipsco.com. The conference call, including the question and answer portion, will also be archived on IPSCO’s web site for three months.

IPSCO operates steel mills at three locations and pipe mills at six locations in Canada and the United States. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons and provides further processing at its five cut-to-length lines located in both the U.S. and Canada. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals.

For further information on IPSCO, please visit the company’s web site.

Company Contact:

John Comrie, Director, Trade Policy and Communications

Tel. 630-810-4730

Release #05-25

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